Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is entered into on September 8, 2025 by and among Vine Hill Capital Sponsor I LLC, a Delaware limited liability company (“Sponsor”), Odysseus Holdings Limited, a private limited company organized under the laws of the Bailiwick of Jersey, Channel Islands (“Holdco”), Vine Hill Capital Investment Corp., a Cayman Islands exempted company (“SPAC”), and CoinShares International Limited, a public limited company organized under the laws of the Bailiwick of Jersey, Channel Islands (the “Company”). Sponsor, the SPAC Shareholders, SPAC and the Company are sometimes collectively referred to herein as the “Parties”, and each of them is sometimes individually referred to herein as a “Party”. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement referenced below.

RECITALS

WHEREAS, as of the date hereof, Sponsor is the holder of record and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the SPAC Shares and Private Placement Warrants set forth opposite of Sponsor’s name on Schedule I attached hereto (collectively, the “Subject Securities”);

WHEREAS, concurrently with the Parties’ execution and delivery of this Agreement, SPAC, the Company, Holdco and Odysseus (Cayman) Limited, a Cayman Islands exempted company and a wholly owned subsidiary of Holdco (“SPAC Merger Sub”), have entered into a Business Combination Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other transactions, SPAC will merge with and into SPAC Merger Sub, with Merger Sub continuing as the surviving entity, as a result of which SPAC will become a direct, wholly-owned subsidiary of Holdco; and

WHEREAS, as an inducement to SPAC and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Article I

COVENANTS AND AGREEMENTS

Section 1.1 No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) such date and time as the Closing shall occur, (b) such date and time as the Business Combination Agreement shall be validly terminated in accordance with Section 10.01 thereof and (c) the liquidation of SPAC (the earliest of (a), (b) and (c), the “Expiration Time”), Sponsor (and any other Person to which any Subject Securities are transferred) shall not, without the prior written consent of the Company, (1)(i) issue, sell, offer to sell, exchange, contract or agree to sell or exchange, hypothecate, pledge, encumber, assign, convert, grant of any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, by operation of law or otherwise and whether voluntarily or involuntarily (collectively, “Transfer”), or establish or increase a put equivalent position or liquidate with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any Subject Securities, (ii) enter into any swap, derivative or other arrangement that transfers to another, in whole or in part, any of the economic consequences and/or voting rights of any Subject Securities, (iii) file, confidentially submit or cause to become effective a registration statement under the Securities Act relating to the offer and sale of any Subject Securities or (iv) communicate, whether publicly or otherwise any intention to effect any transaction specified in clause (i) or (ii); (2) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Securities) with respect to any Subject Securities, in each case, other than as set forth in this Agreement or the Business Combination Agreement; (3) take any action that would reasonably be expected to make any representation or warranty of the Sponsor herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling Sponsor from performing its obligations hereunder; or (4) commit or agree to take any of the foregoing actions.

Section 1.2 New Shares. In the event that (a) any SPAC Shares, Public Warrants, Private Placement Warrants or other equity securities of SPAC are issued to Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, distribution, recapitalization, reclassification, combination, conversion or exchange of SPAC Shares, Public Warrants or Private Placement Warrants of, on or affecting the SPAC Shares, SPAC Public Warrants or Private Placement Warrants, as the case may be, owned by Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any SPAC Shares, Public Warrants, Private Placement Warrants or other equity securities of SPAC after the date of this Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any SPAC Shares or other equity securities of SPAC after the date of this Agreement (such SPAC Shares, Public Warrants, Private Placement Warrants or other equity securities of SPAC, collectively the “New Securities”), then, to the extent of Sponsor’s control of such New Securities, such New Securities shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by Sponsor as of the date hereof.

Section 1.3 Closing Date Deliverables. On or prior to the Closing Date, Sponsor shall deliver to Holdco a duly executed counterpart of the A&R Registration Rights Agreement.

Section 1.4 Support Agreements. At any time prior to the Expiration Time, Sponsor hereby unconditionally and irrevocably agrees that, at any meeting of the shareholders of SPAC, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought, Sponsor shall, solely in its capacity as a record owner of common stock of SPAC, (a) appear at each such meeting or otherwise cause all of its SPAC Shares to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its SPAC Shares:

(i) in favor of each of the SPAC Shareholder Matters;

(ii) against any proposal relating to a SPAC Business Combination (other than the SPAC Shareholder Matters);

(iii) against any business combination agreement, merger agreement or merger (other than the Business Combination Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC;

(iv) against any material change in the business of SPAC or any change in the management or board of directors of SPAC (other than, in each case, pursuant to the Business Combination Agreement or the other Transaction Agreements and the Transactions); and

(v) against any proposal, action or agreement that would or would reasonably be expected to (a) in any material respect, impede, frustrate, hinder, interfere with, prevent or nullify the timely consummation of, or otherwise adversely affect, any of the Transactions, (b) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Business Combination Agreement (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contain therein), (c) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled or (d) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC.

Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. In furtherance of, and without limiting the generality of, the foregoing, Sponsor hereby further agrees not to exercise any right to redeem any SPAC Shares for a pro rata portion of the Trust Account. The obligations of Sponsor hereunder shall apply whether or not the SPAC Board or other governing body or any committee, subcommittee or subgroup thereof recommends any of the SPAC Shareholder Matters and whether or not the SPAC Board or other governing body or any committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the SPAC Recommendation to its shareholders.

Solely to the extent that Sponsor fails to take any of the actions set forth in this Section 1.4, Sponsor hereby unconditionally and irrevocably (for a period of one year commencing on the date hereof) grants to, and appoints, the Company and any individual designated in writing by the Company, and each of them individually, as Sponsor’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Sponsor, to vote the Subject Securities, or grant a written consent or approval in respect of the Subject Securities, in a manner consistent with Section 1.4(i) through (iv). Sponsor understands and acknowledges that the Company and SPAC are entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor hereby affirms that the irrevocable proxy and power of attorney set forth in this Section 1.4 are given in connection with the execution of the Business Combination Agreement, and that such irrevocable proxy and power of attorney are given to secure a proprietary interest and may under no circumstances be revoked. Sponsor hereby ratifies and confirms all that such irrevocable proxy and power of attorney may lawfully do or cause to be done by virtue hereof. SUCH IRREVOCABLE PROXY AND POWER OF ATTORNEY IS EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. The irrevocable proxy and power of attorney granted hereunder shall automatically terminate upon the earlier of one year following the date hereof or the termination of this Agreement.

Section 1.5 No Inconsistent Agreement; No Voting Trusts. Sponsor hereby represents and covenants that it has not entered into, and will not enter into, any Contract that would, and will not modify or amend any Contract in a manner that would, in any material respect, restrict, limit or interfere with the performance of Sponsor’s obligations hereunder. Sponsor agrees that, during the term of this Agreement, Sponsor will not, and will not permit any Person under Sponsor’s control to, deposit any Subject Securities in a voting trust, grant any proxies with respect to the Subject Securities or subject any of the Subject Securities to any arrangement with respect to the voting of the Subject Securities except as contemplated in this Agreement.

Section 1.6 No Further Amendment of Letter Agreement. Without the prior written consent of the Company, neither Sponsor nor SPAC shall amend, terminate or otherwise modify that certain letter agreement, dated as of September 5, 2024, by and among Sponsor, certain initial shareholders of the SPAC, members of the SPAC’s board of directors and/or management team party thereto and SPAC (the “Insider Letter Agreement”), without the Company’s prior written consent.

Section 1.7 Non-Solicitation. From the date hereof until the earlier of (i) the Closing and (ii) the valid termination of this Agreement pursuant to Section 3.1, Sponsor will not, and Sponsor will direct its Representatives not to, directly or indirectly, (a) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person with respect to a SPAC Business Combination (other than to inform such Person of Sponsor’s obligations pursuant to this Section 1.6 with respect to SPAC), (b) enter into any acquisition agreement, business combination agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Business Combination or (c) commence, continue or renew any due diligence investigation regarding a SPAC Business Combination.

Section 1.8 Sponsor Forfeiture. Subject to provisions of Schedule II attached hereto, Sponsor hereby agrees that, immediately prior to the Closing, Sponsor shall irrevocably forfeit and surrender 2,933,333 SPAC Class B Shares to SPAC (the “Sponsor Forfeited Shares”) for no consideration as a contribution to the capital of SPAC and shall take any other action requested by Holdco or the Company to evidence such forfeiture and surrender.

Section 1.9 SPAC Class B Share Conversion. Sponsor here agrees that, pursuant to Section 3.01(a) of the Business Combination Agreement, one day prior to the SPAC Effective Time, all SPAC Class B Shares (but excluding Sponsor Forfeited Shares) held by Sponsor will be automatically converted into SPAC Class A Shares, on a one-for-one basis, in accordance with the terms of the Governing Documents of the SPAC. Prior to such time, Sponsor shall cause to be surrendered to SPAC any certificates representing the SPAC Class B Shares, duly endorsed for transfer or accompanied by a duly executed stock transfer instrument reasonably acceptable to the Parties hereto.

Section 1.10 Private Placement Warrant Cancellation. Notwithstanding anything to the contrary in that certain Private Placement Warrants Purchase Agreement, dated September 5, 2024, between SPAC and Sponsor, and the Warrant Agreement, dated September 5, 2024, between SPAC and Continental Stock Transfer & Trust Company, Sponsor hereby agrees that, pursuant to Section 3.01(b) of the Business Combination Agreement, one day prior to the SPAC Effective Time, each Private Placement Warrant held by Sponsor will be automatically forfeited and surrendered to SPAC for no consideration and immediately cancelled by SPAC. Prior to such time, Sponsor shall cause to be surrendered to SPAC any certificates representing the Private Placement Warrants, duly endorsed for transfer or accompanied by a duly executed transfer instrument reasonably acceptable to the Parties hereto, and take such other actions as reasonably requested to effectuate such forfeiture and cancellation.

Section 1.11 Waiver of Anti-Dilution Protection. Sponsor hereby waives, forfeits, surrenders and agrees not to exercise, assert or claim, to the fullest extent permitted by applicable law, the ability to adjust the Initial Conversion Ratio (as defined in the Amended and Restated Memorandum and Articles of Association of SPAC (the “A&R Memorandum”)) pursuant to Article 17 of the A&R Memorandum in connection with the Transactions. Sponsor acknowledges and agrees that (i) this Section 1.11 shall constitute written consent waiving, forfeiting and surrendering the adjustment to the Initial Conversion Ratio pursuant to Article 17 of the A&R Memorandum and (ii) such waiver, forfeiture and surrender granted hereunder shall only terminate upon the termination of this Agreement.

Section 1.12 Working Capital Loans. Sponsor and SPAC hereby covenant and agree with the Company that any loans made to SPAC by Sponsor, any member of SPAC or Sponsor’s respective management teams, or any other Person prior to the SPAC Effective Time shall be forgiven and cancelled for no consideration at or prior to the SPAC Effective Time.

Article II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Sponsor. Sponsor represents and warrants as of the date hereof to and for the benefit of SPAC and the Company as follows:

(a) Organization; Due Authorization. Sponsor is an entity that is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, as the case may be, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s limited liability company, corporate or other powers and have been duly authorized by all necessary corporate or other organizational actions on the part of Sponsor. This Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. As of the date hereof, Sponsor is the sole holder of record and beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of, and has good title to, and sole voting power with respect to, the number of Subject Securities listed in Schedule I hereto (such SPAC Shares, Public Warrants and Private Placement Warrants, collectively, Sponsor’s “Owned Securities”), and there exists no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such SPAC Shares, Public Warrants or Private Placement Warrants, as applicable), other than pursuant to (i) this Agreement, (ii) the Insider Letter Agreement, (iii) the Governing Documents of SPAC, (iv) the Business Combination Agreement or (v) applicable securities laws. Sponsor’s Owned Securities are the only equity securities in SPAC owned of record or beneficially by Sponsor as of the date of this Agreement, and none of Sponsor’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities. Other than as set forth opposite Sponsor’s name on Schedule I, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or the right to exercise any voting power with respect to any equity securities of SPAC.

(c) No Conflicts. The execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the governing documents of Sponsor, if it an entity, or (ii) require any consent, waiver, filing, notification, registration or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or the Subject Securities).

(d) Litigation. There is no Legal Proceeding pending against Sponsor, or to the knowledge of Sponsor, threatened in writing against Sponsor, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay Transactions or the performance by Sponsor of its obligations under this Agreement or the Transaction Agreements.

(e) Adequate Information. Sponsor has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon SPAC or the Company and based on such information as Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. Sponsor acknowledges that SPAC and the Company have not made and do not make any representation or warranty to Sponsor, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

(f) Brokerage Fees. Except as disclosed in Section 5.18 of the Business Combination Agreement, no financial advisor, investment banker, broker or finder is entitled to any fee or commission in connection with the Business Combination Agreement or the Closing, in each case, based upon any agreement or arrangement made by, or on behalf of, Sponsor for which SPAC, Holdco, the Company or any of the Company’s Subsidiaries would have any obligation.

(g) Affiliate Arrangements. Except as disclosed in the prospectus, dated September 5, 2024, filed in connection with SPAC’s initial public offering or any subsequent SEC filings, neither Sponsor nor any of its Affiliates is party to, or has any rights with respect to or arising from, any material Contract with SPAC or any of its Subsidiaries.

(h) Acknowledgment. Sponsor understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement.

Article III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the execution and delivery of a written agreement providing for the termination of this Agreement executed by the Parties hereto. Upon such termination of this Agreement, all obligations of the Parties under this Agreement will terminate, without any liability or other obligation on the part of any Party to any Person in respect hereof or the transactions contemplated hereby, and no Party shall have any claim against another (and no person shall have any rights against such Party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve or release a Party from any obligations or liabilities arising out of such Party’s willful breach of this Agreement prior to such termination or intentional fraud in the making of the representations and warranties in this Agreement. This Agreement and the obligations of each Party hereunder shall automatically terminate ab initio upon the termination of the Business Combination Agreement. Notwithstanding the foregoing, this Article III shall survive the termination of this Agreement.

Section 3.2 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Other than Transfers permitted by Sponsor pursuant to Section 1.1 (and only on the terms therein), neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the Parties. Any purported assignment or delegation not permitted under this Section 3.2 shall be null and void.

Section 3.3 Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) may not be an adequate remedy, may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity. Without limiting the foregoing, each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) there is adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an order or injunction to prevent breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 3.4 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement providing therefor executed by the Parties hereto.

Section 3.5 Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies otherwise available to the Parties. No waiver of any right, power or privilege hereunder shall be valid unless it is set forth in a written instrument executed and delivered by the Party to be charged with such waiver.

Section 3.6 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their respective heirs, successors and permitted assigns, any right or remedy under or by reason of this Agreement.

Section 3.7 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), in each case, to the addresses specified on the signature pages hereto (or at such other addresses for a Party as shall be specified by like notice).

Section 3.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.9 Other Provisions. The provisions set forth in each of Sections 12.03 (Counterparts; Electronic Delivery), 12.05 (Severability), 12.07 (Governing Law), 12.08 (Consent to Jurisdiction; Waiver of Jury Trial) and 12.09 (Rules of Construction) of the Business Combination Agreement are incorporated herein by reference as if set forth herein, mutatis mutandis.

Section 3.10 Capacity as a Stockholder. Notwithstanding anything herein to the contrary, Sponsor signs this Agreement solely in its capacity as a record owner of, or owner of interests representing the economic benefits of, common stock and warrants of SPAC, and not in any other capacity and this Agreement shall not limit, prevent or otherwise affect the actions of Sponsor or any Affiliate, employee or designee of Sponsor, or any of Sponsor’s respective Affiliates in his or her capacity, if applicable, as an officer or director of SPAC or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of SPAC.

Section 3.11 No Challenges. During the period commencing on the date hereof and ending at the Expiration Time, Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions within its power necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, Merger Sub, Holdco the Company or any of their respective successors or directors (except in any case arising out of the fraud of such parties) (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit Sponsor from enforcing Sponsor’s rights under this Agreement and the other agreements entered into by Sponsor in connection herewith, or otherwise in connection with the Merger or the other transactions contemplated by the Business Combination Agreement.

Section 3.12 Further Assurances. Sponsor hereby agrees that it shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments, and will use reasonable best efforts to take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing such things, in each case, as another Party may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Business Combination Agreement.

Section 3.13 Entire Agreement. This Agreement and the Business Combination Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings, agreements and representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties hereto have each caused this Agreement to be duly executed as of the date first written above.

SPONSOR:

VINE HILL CAPITAL SPONSOR I LLC

By:	/s/ Nicholas Petruska
Name:	Nicholas Petruska
Title:	Managing Member

SPAC:

Vine Hill Capital Investment Corp.

By:	/s/ Nicholas Petruska
Name:	Nicholas Petruska
Title:	Chief Executive Officer

Vine Hill Capital Investment Corp.

Attention:	Nicholas Petruska
Daniel Zlotnitsky

[***]

with copies to (which shall not constitute notice) to:

Paul Hastings LLP
515 South Flower Street
Twenty-Fifth Floor
Los Angeles, CA 90071

Attention:	Jonathan Ko
Joseph Swanson
Andrew Goodman

jonathanko@paulhastings.com
josephswanson@paulhastings.com
andrewgoodman@paulhastings.com

[Signature Page to Sponsor Support Agreement]

COMPANY:

CoinShares International Limited

By:	/s/ Jean-Marie Mognetti
Name:	Jean-Marie Mognetti
Title:	Chief Executive Officer

Address:

2nd Floor, 2 Hill Street, JE2
4UA St Helier Jersey, Channel Islands
Attention:	Jean-Marie Mognetti
Lisa Avellini

Email:	[***]

with copies (which shall not constitute notice) to:

White & Case LLC
1221 Avenue of the Americas
New York, New York 10020
Attention:	Joel Rubinstein
Jeff Gilson

Email:	joel.rubinstein@whitecase.com
jeff.gilson@whitecase.com

[Signature Page to Sponsor Support Agreement]

Schedule I

SPAC Shares and Warrants

Schedule II